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March 8, 2024

Board of Trustees

Virtus Vontobel Foreign Opportunities Fund

Virtus Opportunities Trust

101 Munson Street

Greenfield, Massachusetts 01301

Board of Trustees

Virtus SGA International Growth Fund

Virtus Asset Trust

101 Munson Street

Greenfield, Massachusetts 01301

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Virtus Vontobel Foreign Opportunities Fund (the “Acquired Fund”), a separate series of Virtus Opportunities Trust (“VOT”), a Delaware statutory trust, to Virtus SGA International Growth Fund (the “Acquiring Fund”), a separate series of Virtus Asset Trust (“VAT”), a Delaware statutory trust, and to the holders of shares of beneficial interest of the Acquired Fund (the “Acquired Fund Shareholders”), in connection with the transfer of substantially all of the assets, as defined in the Agreement and Plan of Reorganization (the “Plan”), dated as of November 30, 2023, executed by VAT on behalf of the Acquiring Fund and by VOT on behalf of the Acquired Fund, of the Acquired Fund (the “Assets”) to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of the stated liabilities, as defined in the Plan, of the Acquired Fund (the “Liabilities”) by the Acquiring Fund, followed by the distribution of the Acquiring Fund Shares received by the Acquired Fund in complete liquidation and termination of the Acquired Fund (the “Reorganization”), all pursuant to the Plan.

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For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Registration Statement filed on Form N-14 in connection with the Reorganization, (3) facts and representations contained in the letter dated on or about the date hereof addressed to us from VOT on behalf of the Acquired Fund, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from VAT on behalf of the Acquiring Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan.

Based upon the foregoing, it is our opinion that for federal income tax purposes, with respect to the Acquired Fund and the Acquiring Fund:

1.

The acquisition by the Acquiring Fund of the Assets in exchange solely for the Acquiring Fund Shares and the assumption of the Liabilities by the Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of the Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2.

The Acquired Fund will not recognize gain or loss upon the transfer of the Assets to Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption of the Liabilities by the Acquiring Fund, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

Dechert LLP

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3.	The Acquired Fund will not recognize gain or loss upon the distribution to the Acquired Fund Shareholders of the Acquiring Fund Shares received by the Acquired Fund in the Reorganization.

4.	The Acquiring Fund will recognize no gain or loss upon receiving the Assets in exchange solely for the issuance of the Acquiring Fund Shares and the assumption of the Liabilities.

5.

The Acquiring Fund’s adjusted tax basis of the Assets received by the Acquiring Fund in the Reorganization will be the same as the adjusted tax basis of those Assets in the hands of the Acquired Fund immediately before the Reorganization.

6.

The Acquiring Fund’s holding period of the Assets received by the Acquiring Fund in the Reorganization will include the period during which those Assets were held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an Asset).

7.	The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for their Acquired Fund shares.

8.

An Acquired Fund Shareholder’s aggregate tax basis of the Acquiring Fund shares received by the Acquired Fund Shareholder in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.

An Acquired Fund Shareholder’s holding period of the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the period during which the Acquired Fund shares surrendered in exchange therefor were held by the Acquired Fund Shareholder, provided that the Acquired Fund Shareholder held such Acquired Fund shares as a capital asset on the date of Reorganization.

(continued)

Dechert LLP

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We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan. Without limiting the foregoing, we express no opinion as to the federal income tax consequences of the Reorganization to the Acquired Fund with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

Very truly yours,

/s/ Dechert LLP

Dechert LLP